Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of this 26th day of September, 2006, (the “Effective Date”) by and among Peoples Bancorp (“the Company”), the holding company of Peoples Federal Savings Bank of DeKalb County (“Peoples”) and First Savings Bank (“First Savings”), and Steve Caryer (“Executive”), with reference to the following:

WHEREAS, Executive is currently employed by Peoples, which is a wholly owned subsidiary of the Company;

WHEREAS, the Company, Peoples, and First Savings desire to provide for the employment of the Executive by Peoples;

WHEREAS, the Executive is willing to commit himself to serving the Company on the terms and conditions herein provided;

NOW, THEREFORE, IN CONSIDERATION OF the recitals set forth above and the mutual promises, covenants, agreements, conditions and undertakings hereinafter set forth, the adequacy and receipt of which consideration is hereby acknowledged, the parties hereto agree as follows:

1. Term.

This Agreement shall have a term of two (2) years, commencing as of the Effective Date set forth above (the “Term”). Where used herein, “Term” shall refer to the entire period of employment of Executive by the Company from and after the Effective Date of this Agreement, whether for the period provided above and as extended or terminated earlier as hereinafter provided.

2. Position and Duties.

(a) During the Term, Executive shall be employed on a full-time basis to serve as Chief Financial Officer of the Company and perform the duties customarily performed by such officer of a savings association, including the general supervision and operation of the financial affairs of Peoples, subject to the direction of and the powers vested by law in the Board of Directors of the Company (the “Board”) and Peoples’ shareholders, the Company. Except as provided for herein, the duties and position of Executive as Chief Financial Officer hereunder may be changed only by the mutual written agreement of the parties hereto. The parties may mutually agree to extend Executive’s full-time status for additional 12-month periods following the Effective Date.

(b) During the Term hereof, Executive shall perform the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability in compliance with instructions and policies of the Board, Peoples Federal Charter and Bylaws and with all applicable laws and regulations.

3. Compensation.

(a) Base Salary. For executive’s services rendered hereunder, Peoples shall pay or cause to be paid a base salary to Executive at the rate of $98,000 per annum, payable in conformity with Peoples’ normal payroll periods and procedures. During the Term, Executive’s base salary shall be reviewed at least once every twelve (12) months and shall be increased (but not reduced) at any time, and from time to time, as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other executives of Peoples, provided that Executive’s Base Salary shall be increased by a percentage no less than the annual increase of the cost of living index for the Fort Wayne, Indiana metropolitan area. Moreover, if Executive’s cost of health insurance coverage provided by Peoples exceeds $5,000 on an annual basis after the first 12-month period of the Term, Executive’s base salary for such second 12-month period shall be increased by an amount no less than the excess of such cost over

$5,000. Any increase in base salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to base salary as so increased.

(b) Discretionary Bonus. In addition to Executive’s Base Salary provided for under Paragraph 4(a) above, the Executive shall participate in an equitable manner with all other senior management executives of Peoples in discretionary bonuses that the Board may award from time to time to Peoples’ senior management executives. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such discretionary bonuses.

(c) Stock Awards. The Executive shall be eligible for consideration for stock option grants by the Company pursuant to any stock option plan adopted by the Company, for so long as Executive shall be employed by the Peoples.

(d) Other Benefits. The Executive will eligible to participate in or receive benefits under any employee benefit plans of Peoples which are available to senior executives and key management employees of Peoples, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

4. Vacation and Sick Leave.

During the Term hereof, Executive shall be entitled to paid vacation and paid sick leave, the amount and term of which shall be determined in accordance with the policies of Peoples as in effect from time to time, but in no event shall the vacation period be less than three weeks per year.

5. Group Medical, Life Insurance and Other Benefits.

The Executive shall participate in any plan that Peoples maintains for the benefit of its executives if the plan relates to (i) pension, profit sharing or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

6. Business Expenses.

Executive shall be entitled to reimbursement by Peoples for any and all ordinary and necessary business expenses reasonably incurred by Executive in the performance of Executive’s duties and in acting for Peoples during the Term of this Agreement, provided that Executive furnishes to Peoples, for review and approval by the Chairman of the Board, adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense of the Bank

7. Termination for Cause.

(a) The Board may for cause terminate Executive’s employment at any time during the Term of this Agreement. In such event, all rights of Executive under this Agreement shall terminate and Executive shall have no right to receive compensation or other benefits for any period after the effective date of such termination for cause. Termination for cause shall be defined as the Executive’s dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(b) Notwithstanding the foregoing, no termination for cause shall be effective with respect to the Executive unless and until there shall have been delivered to him a copy of a resolution, finding that in the good faith opinion of the Board of Directors of Peoples (the “Board”), the Executive’s actions and/or failure to act justifies termination for cause and specifying the particulars thereof in detail. Reasonable notice shall be provided to the Executive and he shall receive an opportunity, together with counsel, to be heard before the Board. The Executive shall not have the right to receive compensation or other benefits for any period after a termination for cause, except that benefits previously vested or accrued shall be unaffected by such termination.

8. Events of Termination; Payments to Executive.

The provisions of this Paragraph 9 shall apply upon the occurrence of an Event of Termination (as herein defined).

(a) As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by Peoples of the Executive’s employment hereunder for any reason other than for cause (as defined in Paragraph 7 hereinabove) during the Term; or (ii) the Executive’s resignation or constructive termination from Peoples employ, upon any (A) material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof (and any such material change shall be deemed a continuing breach of this Agreement), (B) Relocation of the principal place at which Executive’s duties are to be performed to a location outside a thirty (30) mile radius around the principal location at which Executive’s duties are performed immediately prior to the termination of employment, (C) material reduction in the benefits and perquisites to the Executive from those being provided as of the Effective Date of this Agreement except for any changes that are generally applicable to senior executives and key management employees or expressly contemplated by this Agreement (any such reduction to be deemed a continuing breach of this Agreement), or (D) or any other material breach of this Agreement by Peoples. Upon the occurrence of any event described in clauses (A), (B), (C) or (D) above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the later of the (i) occurrence of the event giving rise to said right to elect termination or (ii) actual knowledge of such event by the Executive. In the case of a continuing breach, the Executive may give such sixty (60) days prior notice at any time. Either of Executive’s sixty (60) days prior notice of his Date of Termination shall be referred to as “Notice of Termination.” The date specified in Executive’s Notice of Termination to the Bank of his last date of employment shall be the “Date of Termination.”

(b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in this Paragraph 9, Peoples shall pay the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries as he may have designated, or his estate, if no beneficiary designation has been made, or if no beneficiaries survive the Executive, as severance pay or liquidated damages, or both, a sum equal to (i) the amount of Base Salary of the Executive for each year or portion thereof during the remaining Term of this Agreement, plus (ii) bonuses in an amount equal to the last bonus received, divided by 12, and multiplied by the number of years remaining in the Term of this Agreement, as well as (iii) health and/or medical benefits as provided under Paragraph 6 and retirement benefits under Paragraph 6 of this Agreement, provided, however, that if Peoples is not in compliance with its minimum capital requirements or if such payments would cause Peoples’ capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as Peoples is in capital compliance. Such health benefit payments shall be made as incurred, and such salary, bonus and retirement benefit payments shall be made in a lump sum within ten (10) days of the Date of Termination unless Peoples elects to make such payments under the Peoples’ current payment procedures during the remaining Term of Employment under this Agreement, which election may only be made if consistent with Treas. Reg. § 1.409A-2(a)(5)(iv).

(c) The payments provided under this Paragraph 9 upon an Event of Termination shall be in lieu of any other payments or damages recoverable in any causes of action by Executive related to this

Agreement. As a condition to receipt of payments hereunder, the Executive shall execute a Release and Settlement Agreement pursuant to which the Executive shall waive any and all claims resulting from employment at or termination from Peoples other than payments or benefits which are expressly provided for in this Agreement.

9. Termination as a Result of a Change of Control.

(a) Change of Control. For purposes of this Agreement and except as provided in Paragraph 11(c) below relating to supervisory transactions, the term “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company, becomes after the date hereof the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company then outstanding securities that vote generally in the election of directors (“Voting Securities”);

(ii) Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company, becomes after the date hereof the “beneficial owner” (as defined in Rule 13 d-3 under the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the Voting Securities of The Company, and, within a period of twelve (12) months of such acquisition of beneficial ownership, individuals who at the beginning of such period constitute the Board of Directors of the Company, or any new director whose election or nomination was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors at the beginning of such period, or whose election or nomination was previously so approved, cease for any reason to constitute at least sixty percent (60%) of the directors of the Company;

(iii) The merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the shareholders of the Company immediately prior thereto continue to own, directly or indirectly, Voting Securities representing at least seventy-five percent (75%) of the total voting power of the entity surviving such merger or consolidation; or

(iv) The complete liquidation of the Company or Peoples or sale or disposition by the Company or Peoples (in one transaction or a series of transactions) of all or substantially all of the Company’s or Peoples’ assets.

(b) Severance Payment. If Executive’s employment with Peoples is terminated as a result of a Change of Control of the Company, Executive shall be entitled to receive as his sole and exclusive remedy a severance payment equal to 2.0 times Executive’s Base Salary, as provided for in Paragraph 3(a) of this Agreement; plus the amount of any bonus compensation earned by Executive during the 2 years immediately preceding the Change of Control, health benefits under Paragraph 6(a) and retirement benefits under Paragraph 6(b), as well as rights to any vested options, less any amounts required to be deducted by Peoples for federal and state taxes or other applicable requirements. The severance payment hereunder shall be paid to Executive upon the effectiveness of Executive’s termination of employment from Peoples and the termination of this Agreement. In the event a severance payment is paid to Executive under this Paragraph 9(b), this Agreement shall be terminated and Peoples shall have no further obligation to Executive under this Agreement, except as provided herein.

(c) Upon the occurrence of a Change in Control, the Executive will be entitled to any benefits granted to him pursuant to any stock option or any other benefit plan of Peoples whether or not such benefits have vested in accordance with Paragraph 4(d). Vested and/or accrued but unvested rights of Executive under Peoples’ Retirement Plan, or any supplemental plan, and Executive’s health and/or medical benefits provided under Paragraph 6 of this Agreement shall not be affected by a Change in Control.

(d) Notwithstanding the preceding paragraphs of this Paragraph 9, the payments or benefits to be made or afforded to Executive under this Agreement when aggregated with any other “golden parachute” amounts (defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) as compensation that becomes payable or accelerated due to a Change in Control payable under any other plans, agreements or policies of Peoples or the Company, shall be reduced to the highest amount permissible under Sections 280G and 4999 of the Code before the Executive becomes subject to the excess parachute payment excise tax under Section 4999 of the Code and Peoples or the Company loses all or part of its compensation deduction for such payments. The Executive shall determine the allocation of the reduction required hereby among the benefits to which the Executive is entitled.

(e) Compliance with Law and Regulation. The parties hereto expressly acknowledge and agree that any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

10. Other Termination.

(a) Disability. In the event that Executive shall fail, because of illness, incapacity or injury, to render the services contemplated by this Agreement for three (3) consecutive calendar months, or for shorter periods aggregating four (4) months in any twelve (12) month period, Executive’s employment hereunder may be terminated by written notice from Peoples to Executive. In the event that Executive’s employment is terminated under this Paragraph 10(A), Executive shall receive the difference between any disability payments provided by Peoples’ insurance plans and his Base Salary as set forth in Paragraph 4(a) hereof which he would have received during the remaining Term of this Agreement, plus the amount of any bonus compensation payable to Executive under Section 4(b) hereof for any number of years remaining in the Term of this Agreement, prorated as appropriate. Such termination shall not affect any rights which Executive may have pursuant to any insurance or other death benefit, retirement or stock award plans or arrangements of Peoples, or any stock option plans or options thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

(b) Death. If Executive’s employment is terminated by reason of Executive’s death, this Agreement shall terminate without further obligations of Peoples to Executive (or Executive’s heirs or legal representatives) under this Agreement, other than for payment of (i) Executive’s Base Salary which he was receiving at the time of death, prorated through the date of termination; (ii) the amount of any bonus compensation payable to Executive at the time of his death under Section 4(b) above, prorated through the date of termination; (iii) any compensation previously deferred by Executive; (iv) any accrued vacation and/or sick leave pay; (v) any vested and/or accrued but unvested rights in any stock options and (vi) any amounts due pursuant to the terms of any applicable welfare benefit plan. All of the foregoing amounts shall be paid to Executives estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the date of termination or earlier as required by applicable law.

11. Regulatory Provisions.

(a) Suspension and Removal Orders. If Executive is suspended and/or temporarily prohibited from participating in the conduct of Peoples’ affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 181 8(e)(3) and (g)(1)), Peoples’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Peoples may in its discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of Peoples’ affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 181 8(e)(4) or (g)(1)), all obligations of Peoples under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(b) Termination by Default. If Peoples is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

(c) Supervisory Assistance or Merger. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of Peoples: (i) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time that the Federal Deposit Insurance Corporation or the Office of Thrift Supervision enters into an agreement to provide assistance to or on behalf of Peoples under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1823(c)); or (ii) by the Director or his or her designee, at the time that the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of Peoples or when Peoples is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

12. Disclosure or Use of Trade Secrets/Non-Compete Agreement.

During the Term hereof, Executive will have access to and become acquainted with what Executive and Peoples acknowledge are trade secrets of Peoples. Executive shall not use or disclose any trade secrets or, directly or indirectly, cause them to be used or disclosed in any manner, during the Term hereof or for a period of one (1) year after the termination of this Agreement, except as may be required or requested by Peoples, by court order or under applicable law or regulation. While Executive is employed by Peoples and for a period of one year after termination of Executive’s employment by Peoples for cause or by the Executive, Executive shall not directly or indirectly engage in any bank or bank-related business which competes with the business of Peoples as conducted during Executive’s employment by Peoples for any financial institution, including, but not limited to, banks, savings associations and credit unions within a 50-mile radius of Auburn, Indiana.

13. Return of Documents.

Executive expressly agrees that all manuals, documents, files, reports, studies or other materials used and/or developed by Executive for Peoples during the Term of this Agreement or prior thereto while Executive was employed by Peoples are solely the property of Peoples, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all such materials (including any copies thereof) to Peoples.

14. Notices.

All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or sent by United States mail, certified or registered, with return receipt requested, if to Executive, addressed to Executive at the last residence address of Executive as shown in the records of Peoples, and if to Peoples, addressed to the President at Peoples’ principal office.

15. Governing Law and Jurisdiction.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana. Each of the parties hereto consents to the jurisdiction of the Indiana or federal courts, as the case may be, for the enforcement of this Agreement and matters pertaining to the transactions and activities contemplated hereby.

16. Attorneys’ Fees.

In the event that a dispute arises with respect to this Agreement, the prevailing party in such dispute shall be entitled to recover all expenses, including, attorneys’ fees and court costs.

17. Benefit of Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Executive may not assign any interest in this Agreement without the prior written consent of Peoples.

18. Captions.

Captions and paragraph heading used in this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

19. Entire Agreement.

This Agreement contains the entire agreement of the parties with respect to the employment of Executive by Peoples, and it expressly supersedes any and all other agreements, either oral or written, relating thereto

20. Severability.

Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties to this Agreement.

21. Amendments.

This Agreement may not be amended or modified except by a written agreement signed by Executive and Peoples. This Agreement and any amendment thereof may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PEOPLES BANCORP

By:	/s/ Maurice F. Winkler, III

PEOPLES FEDERAL SAVINGS BANK OF DEKALB COUNTY

By:	/s/ Maurice F. Winkler, III
President

EXECUTIVE

/s/ Steven H. Caryer
Steven H. Caryer